UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
   OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

                  COMMISSION FILE NO. 000-27671

                      GLOBAL TRANSNET CORP.
              ------------------------------------
              Formerly known as Gala Holding Corp.

           FLORIDA                                    59-2720096
-------------------------------                 ---------------------
(STATE OR OTHER JURISDICTION OF                    I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER

                   550 M Ritchie Highway #104
                     Severna Park, MD 21146
       ---------------------------------------------------
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                         (410) 647-9609
      ----------------------------------------------------
      (Registrant's telephone number, including area code)

     Title of each class of securities covered by this form:

            Common Stock, $0.0001 par value per share

   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:  None
                                                       ---------

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [X]       Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(ii) [ ]

                         Rule 15d-6 [  ]
 Approximate number of holders of record as of the certification or notice date: 106

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 9, 2004           GLOBAL TRANSNET CORP.
                                 Formerly known as Gala Holding Corp.

                                 By: /s/ Michael D. Heilman
                                    --------------------------------
                                    Michael D. Heilman
                                    President